                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT ("Agreement") is entered into as of October 5, 1997 by and between Kurt Priester ("Priester") and SC Acquisition #1, Inc., an Illinois corporation (the "Company").

                                R E C I T A L S:
                                ----------------

     A. On the date hereof, the Company has acquired substantially all of the operating assets of Computer Dynamics, Inc. ("CDI") and certain other related entities (the "Selling Entities") pursuant to the terms of that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of October 5, 1997 among the Company, Total Control Products, Inc., an Illinois corporation, Priester and certain other entities.

     B. In connection with such acquisition, (i) the Company desires to employ Priester as the President of the Company and Priester desires to be so employed by the Company, all on the terms and subject to the conditions set forth herein; and (ii) the Company desires to bind Priester to certain restrictive covenants and Priester agrees to be so bound, all on the terms and subject to the conditions set forth herein.

                               A G R E E M E N T:
                               ------------------

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. TERM. Subject to the terms and conditions set forth herein and unless sooner terminated as hereinafter provided, the Company shall employ Priester and Priester agrees to serve as an employee of the Company from the date hereof to and including October 5, 2000 (the "Employment Term"). After the expiration of the Employment Term, Priester's employment hereunder shall automatically renew for successive one year periods (each, a "Renewal Term") unless either party hereto delivers written notice to the other party hereto pursuant to Section 12(a) hereof of his or its desire to terminate Priester's employment with the Company. The Employment Term and any Renewal Term thereof are collectively referred to herein as the "Term".

     2. EMPLOYMENT DUTIES. During the Term, Priester shall serve as the President of the Company. Priester shall faithfully and competently perform such duties and responsibilities as defined by Priester and such other duties as may from time to time be reasonably assigned to him by the Board of Directors of the Company (the "Board"), which duties shall not be inconsistent with his position as President of the Company. Notwithstanding the foregoing, Priester shall have the right to decide the number of hours per month that he shall devote to the performance of his duties and responsibilities hereunder; provided, however, that Priester shall not devote less then eighty (80) hours per month during the Term to the performance of his duties and responsibilities hereunder. Priester agrees that at all times during the Term and thereafter,
(a) if applicable, the Company shall have the right to advertise its business as being carried on in the manner and tradition and according to the standards established by Priester; and (b) Priester will not knowingly or intentionally do any act or say any thing which will or may impair, damage, or destroy the good will and esteem for the Company or its Affiliates (as defined herein) of its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with the Company or its Affiliates. The Company agrees that all business travel and the location of the performance of Priester's employment hereunder shall be mutually agreed upon by Priester and the Board.

     3. COMPENSATION. As compensation for the services to be performed and the duties and responsibilities to be assumed by Priester during the Term, the Company shall pay Priester the following amounts during the Term:

     (a) a salary (the "Salary") in an amount equal to $125,000 per annum. The Company shall review the Salary payable to Priester after the expiration of each one year period during the Term beginning on the date hereof and any increases in Salary shall be made at the sole discretion of the Board, which increases following the Earn Out Period shall not be any less than the increase in the Consumer Price Index - All Urban for the preceding one year period. The Salary shall be payable to Priester in accordance with the Company's ordinary payment practices for salaried employees.

     (b) if, at any time during the Term, the maximum amount of Contingent Consideration (as such term is defined in the Purchase Agreement) is earned in any Earn Out Period, the Company shall pay Priester a bonus (the "Bonus") in an amount equal to $75,000.

     (c) beginning on October 1, 2002 and through the remainder of the Term, if any, Priester shall be entitled to such bonuses as determined by the Board, in its sole discretion.

     4. BENEFITS. During the Term, Priester shall be entitled to participate in such employee benefit plans and programs as are maintained by the Company, to the extent that the Company maintains such plans and programs for salaried employees of the Company and his position, tenure, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the Term, and Priester's (and his dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto. Notwithstanding the foregoing, if Priester's employment hereunder is terminated for any reason whatsoever, until Priester attains (or would have obtained in the case of death) the age of 62 1/2, the Company agrees to provide Priester, his wife and his dependent children with medical insurance with at least the same level of coverage as the medical insurance maintained by CDI immediately prior to the date hereof.

     5. REIMBURSEMENT OF EXPENSES. During the Term, Priester shall be entitled to prompt reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Priester incurs in connection with performing his duties under this Agreement. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Board.

     6. RESTRICTIVE COVENANTS. Priester acknowledges and agrees that (a) through his past and continuing services to the Selling Entities and the Company, he will learn valuable trade secrets and other proprietary information relating to the Company's business; (b) Priester's services to the Company are unique in nature; (c) the Company's business is international in scope; and (d) the Company would be irreparably damaged if Priester was to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement and acquire substantially all of the operating assets of the Selling Entities, Priester agrees that during the Term and for the longer of (i) until October 5, 2002; or (ii) two years after the earlier of (x) Priester's termination of employment or (y) the expiration of the Term (such period being referred to herein as the "Restricted Period"), Priester shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of the Company:

          (a) anywhere in the United States or Canada, engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or permit his name to be used by or render services for, any person or entity engaged in, or making plans to engage in, a business that competes with the business conducted by, or proposed to be conducted by, the Company or its Affiliates (a "Competing Business");

          (b) solicit, attempt to solicit, aid in the solicitation of or accept any orders from any person or entity who is or has been a customer of the Company or its Affiliates, at any time during the period beginning one year prior to the expiration of the Term through the Restricted Period, to purchase products or services from any person or entity which products or services could have been supplied or performed, as the case may be, by the Company or its Affiliates (other than on behalf of the Company or its Affiliates);

          (c) solicit, attempt to solicit or aid in the solicitation of any person or entity who is or has been a customer, supplier, licensor, licensee or person or entity having any other business relationship with the Company or any of its Affiliates, at any time during the period beginning one year prior to the expiration of the Term through the Restrictive Period, to cease doing business with or alter its business relationship with the Company or its Affiliates; or

          (d) solicit or hire any person or entity who is a director, officer, employee, independent contractor or agent of the Company or any of its Affiliates to perform services for any person or entity other than the Company or its Affiliates or to terminate his or her employment with the Company or its Affiliates; provided, however, that Priester may employ any director, officer, employee, independent contractor or agent of the Company or any of its Affiliates for services of a personal nature, as long as such services are not for a Competing Business.

Additionally, as an inducement to the Company to enter into this Agreement, Priester agrees that during the Term, Priester shall not, directly or indirectly, either for himself or for any other person or entity, without the prior written consent of the Company, take any action which might divert from the Company or any of its Affiliates (as defined herein) any opportunity (each, an "Opportunity") which would be within the scope of the Company's or such Affiliate's then business and shall offer each Opportunity to the Company, which the Company may, in its sole discretion, decide to pursue or not. As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise. Notwithstanding the foregoing, the ownership of up to 2% of the issued capital stock of any publicly traded company by itself shall not constitute a violation of any provision of this Section 6.


     7. DISCLOSURE OF CONFIDENTIAL INFORMATION. Priester recognizes that he will occupy a position of trust and confidence with the Company as to Confidential Information (as herein defined) pertaining to the Company and its Affiliates. As an inducement for the Company to enter into this Agreement, Priester therefore agrees that:

          (a) for the longest period permitted by law from the date of this Agreement, Priester and each Affiliate of Priester shall hold in the strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his own benefit or that of any third party or disclose to any person, firm or corporation (except the Company, an Affiliate of the Company or employees of the Company and its Affiliates) any Confidential Information. For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret or confidential information under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information relating to or useful in connection with the Company's business (including the business of any of the Company's Affiliates), which at the time or times concerned is protectible as a trade secret or confidential information under applicable law, and which has been or is from time to time disclosed to or known by Priester either before or after the date hereof.

          (b) Priester and each Affiliate of Priester (and if deceased, their personal representatives) shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information. Priester shall also surrender all computer print-outs, laboratory books, floppy disks and other such media for storing software and information, work papers, files, client lists, telephone and/or address books, rolodex cards, internal memoranda, appointment books, calendars, keys and other tangible things entrusted to Priester by the Company or its Affiliates or authored in whole or in part by Priester within the scope of his duties to the Company or its Affiliates if such things contain Confidential Information.

          (c) at the request of the Company made at any time or from time to time during the Restricted Period, Priester and each Affiliate of Priester (and if deceased, their personal representatives) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or their respective representatives in any controversy or legal proceedings involving the Company, its Affiliates or their respective representatives with respect to any Confidential Information. The Company shall reimburse Priester and each Affiliate of Priester for all reasonable expenses incurred in connection with complying with the provisions of this Section 7(c).

     8. INVENTIONS. Priester acknowledges that in his capacity as an executive officer of the Company, whether before or after the date hereof, he will be involved in (i) the conception or making of improvements, discoveries, inventions or the like (whether patentable or unpatentable and whether or not reduced to practice), (ii) the authorship of copyrightable works or (iii) the development of trade secrets or confidential information relating to the Company and its Affiliates. Priester acknowledges that all such intellectual property is the exclusive property of the Company or one of its Affiliates, as the case may be. Priester hereby waives any rights he may have in or to such intellectual property, and Priester hereby assigns to the Company all right, title and interest in and to such intellectual property, including, without limitation, all copyright, neighboring rights and similar rights, title or interest. At the Company's request and at no expense to Priester, Priester shall execute and deliver all such papers, including, without limitation, any assignment documents, and shall provide such cooperation as may be necessary or desirable, or as the Company may reasonably request, in order to enable the Company to secure and exercise its rights to such intellectual property.

     9. SPECIFIC PERFORMANCE. Priester agrees that any violation by him of Sections 6, 7 or 8 of this Agreement would be highly injurious to the Company and its Affiliates and would cause irreparable harm to the Company and its Affiliates. By reason of the foregoing, Priester consents and agrees that if he violates any provision of Sections 6, 7 or 8 of this Agreement, the Company and its Affiliates shall be entitled, in addition to any other rights and remedies that they may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such section. In the event Priester breaches a covenant contained in this Agreement, the Restricted Period applicable to Priester with respect to such breached covenant shall be extended for the period of such breach. Priester also recognizes that the territorial, time and scope limitations set forth in Sections 6 and 7 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Priester agree, and Priester submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. Priester represents, warrants and acknowledges that he has available to him sufficient other

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means of support so that observance of the covenants contained in Sections 6,
7 and 8 shall not deprive him of his ability to earn a livelihood or support his dependents.

     10. TERMINATION FOR CAUSE. During the Term, Priester's employment with the Company may be terminated by the Board "for cause", which shall include (a) Priester's conviction for a felony; (b) Priester's commission of an act which the Board, in its reasonable discretion, determines involved personal dishonesty or fraud involving personal profit in connection with Priester's employment with the Company; or (c) Priester's commission of an act which the Board shall have found, in its reasonable discretion, to have involved willful misconduct or gross negligence on the part of Priester in the conduct of his duties hereunder. In the event of termination under this Section 10, the Company's obligations under this Agreement shall cease and Priester shall forfeit all his rights to receive any compensation or benefits under this Agreement, except that (a) Priester shall be entitled to his Salary and benefits for services already performed as of the date of termination of this Agreement; and (b) the medical benefits provided in the last sentence of Section 4.

     11.  DEATH OR DISABILITY.

     (a)  This Agreement shall terminate upon Priester's death.

     (b) If Priester becomes permanently disabled (determined as provided below) during the Term, his employment with the Company shall terminate as of the date such permanent disability is determined. Priester shall be considered to be permanently disabled for purposes of this Agreement if he is unable by reason of accident or illness (including mental illness) to perform the material duties of his regular position with the Company and is (i) not expected to recover from his disability within a period of six (6) months from the commencement of the disability; or (ii) not expected to be able to perform his material duties of his regular position with the Company for a period of six (6) months in any consecutive twelve (12) month period as a result of the same disability. If at any time Priester claims or is claimed to be permanently disabled, a physician acceptable to both Priester, or his personal representative, and the Company (which acceptances shall not be unreasonably withheld) shall be retained by the Company and shall examine Priester. Priester shall cooperate fully with the physician. If the physician determines that Priester is permanently disabled, the physician shall deliver to the Company a certificate certifying both that Priester is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician shall be conclusive.

     (c) Priester's right to his compensation and benefits under this Agreement shall cease upon his death or disability, except that Priester (or his estate or heirs) shall be entitled to his (i) Salary and benefits for services already performed as of the date of his death or disability; and (ii) the Bonus that Priester would have otherwise earned in the year of his death or disability, as the case may be, multiplied by the following fraction, the numerator or which is equal to the number of days that Priester remained employed by the Company in the year of such death or disability, as the case may be, and the denominator of which is equal to 365.

     12.  EFFECT OF TERMINATION.

     (a) Either the Company or Priester may terminate Priester's employment hereunder at any time for any reason.

     (b) Upon the Company's termination of Priester's employment with the Company for any reason other than death, disability or cause, the Company shall pay Priester his Salary through the remainder of the Employment Term in accordance with the Company's ordinary payment practices for salaried employees and his Bonus through the remainder of the Employment Term in accordance with the provisions of Section 3(b) hereof. Priester shall accept such payment in full satisfaction of any and all obligations he may have against the Company, whether statutory or otherwise, and shall thereafter release the Company form any and all claims, both present and future, that he may have against it.

     (c) Upon Priester's termination of his employment with the Company for any reason other than death or disability, the Company's obligations under this Agreement shall cease and Priester shall forfeit all his rights to receive any compensation or benefits under this Agreement, except that (i) Priester shall be entitled to his Salary and benefits for services already performed as of the date of termination of this Agreement; and (ii) the medical benefits provided in the last sentence of Section 4. Priester shall accept such payment in full satisfaction of any and all obligations he may have against the Company, whether statutory or otherwise, and shall thereafter release the Company form any and all claims, both present and future, that he may have against it.

     13.  MISCELLANEOUS.

          (a) All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered in person at the time of such delivery or by telecopy with receipt of transmission indicating the date and time (provided, however, that notice delivered by telecopy shall only be effective if such notice is also delivered by hand or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by telecopy), or (ii) when received if given by a nationally recognized overnight courier service, addressed as follows:

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               if to Priester:

               Kurt Priester
               119 Cliffwood Lane
               Greer, South Carolina 29650

               with a copy to:

               Leatherwood Walker Todd & Mann, P.C.
               100 East Coffee Street
               Greenville, South Carolina 29601
               Attention: Richard L. Few, Jr.
               Fax: (864) 240-2479

               If to the Company:

               Total Control Products, Inc.
               2001 N. Janice Avenue
               Melrose Park, Illinois 60160
               Attn: Nic Gihl, President
               Fax:  (708) 345-5670

               with a copy to:

               D'Ancona & Pflaum
               30 North LaSalle, Suite 2900
               Chicago, Illinois 60602
               Attention: Mark Albert
               Telecopier: (312) 580-0923

and/or to such other address or addressees as may be designated by notice given in accordance with the provisions hereof.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. As to Priester, this Agreement is a personal service contract and shall not be assignable by Priester, but all obligations and agreements of Priester hereunder shall be binding upon and enforceable against Priester and Priester's personal representatives, heirs, legatees and devices.

          (c) The parties adopt the Recitals to this Agreement and agree and affirm that construction of this Agreement shall be guided thereby; this Agreement contains all of the agreements between the parties with respect to the subject matter hereof; and this

Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

          (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

          (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

          (f) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

          (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

          (h) Notwithstanding anything to the contrary contained herein, Priester's rights and obligations under Sections 6, 7, 8 and 9 and the last sentence of Section 4 shall survive the expiration or termination of this Agreement.

          (i) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of South Carolina.


        [The remainder of this page has been left intentionally blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                              /s/Kurt Priester
                              ----------------------------------
                              Kurt Priester

                              THE COMPANY:

                              SC ACQUISITION #1, INC.


                              By /s/Nic Gihl
                                 -------------------------------
                              Title: President
                                     ---------------------------


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